Exhibit 10.2

AMENDED AND RESTATED

EXCLUSIVE PATENT LICENSE AGREEMENT

SCOLR PHARMA, INC.

AND

ARCHER-DANIELS-MIDLAND COMPANY

i

ARTICLE 10 DISPUTES; ARBITRATION		9

ARTICLE 11 GOVERNING LAW		10

ARTICLE 12 FORCE MAJEURE		10

ARTICLE 13 NOTICES		11

ARTICLE 14 MISCELLANEOUS		11
14.1.	Integration; Entire Agreement	11
14.2.	Amendments	12
14.3.	Severability	12
14.4.	Waiver/Cumulative Rights	12
14.5.	Survival	12
14.6.	No Joint Venture or Partnership Relationship	12
14.7.	Attorneys Fees and Costs	12
14.8.	Authorized Execution	12
14.9.	Counterparts	12
14.10.	Further Assurance	12

ii

AMENDED AND RESTATED

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT (“Agreement”) made as of August 10, 2006 by and between SCOLR Pharma, Inc., a Delaware corporation formerly known as Nutraceutix, Inc. (hereinafter referred to as “SCOLR”), and Archer-Daniels-Midland Company, a Delaware corporation (hereinafter referred to as “ADM”).

W I T N E S S E T H:

WHEREAS, SCOLR and ADM are parties to an Exclusive Patent License Agreement dated as of March 8, 2002 (the “Existing Agreement”), pursuant to which SCOLR granted to ADM a license to manufacture, use, sell and offer to sell Licensed Products and Inventions (as each such term is defined in the Existing Agreement) in the Territory (as defined in the Existing Agreement) pursuant to the terms and conditions set forth in the Existing Agreement; and

WHEREAS, SCOLR and ADM desire to modify the terms of the license granted by SCOLR to ADM under the Existing Agreement by amending and restating the Existing Agreement on the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, unless the context clearly or necessarily requires otherwise, the following terms shall have the meanings set forth below:

“Affiliate” of a Party shall mean any company, corporation, partnership, syndicate or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. “Control” shall mean ownership of fifty-one percent (51%) or more of the voting rights or equity in the specified entity.

“Effective Date” shall mean the date when this Agreement is fully executed by the Parties.

“Improvements” shall mean any discovery, concept, trade secret, art, clinical data, idea or other information, whether or not patentable, that relates to or arises out of the subject matters disclosed in the Licensed Patent, as well as any foreign patents or foreign patent applications corresponding thereto, and any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or additions thereof, whether or not for use in the Licensed Field of Use.

“Intellectual Property” shall mean all forms of intellectual property existing on or after the date of this Agreement under the laws of any state or country, including, but not limited to, inventions, designs and plants, in each case, whether or not patentable, patent rights, copyrightable works, mask works, trademarks, service marks, trade secrets, know-how and trade dress.

“Knowledge of ADM” shall mean the knowledge of the corporate officers of ADM and the officers of the ADM Natural Health & Nutrition Division on the Effective Date.

“Licensed Field of Use” shall mean a sustained release oral solid dosage form product comprising a nutraceutical, a dietary supplement or a combination thereof, comprising isoflavones; provided, that any additional nutraceutical ingredient or dietary supplement used in such product (excluding the isoflavones in such product and any nutraceutical ingredient contained as part of an isoflavone concentrate included in the specifications set forth in Exhibit 1 ) shall not be present in an amount of more than 35% of the weight of the product. As used in this definition, “dietary supplement” means the terms “dietary supplement” as defined in the Dietary Supplement Health and Education Act of 1994, as amended, irrespective of whether a product is manufactured, marketed, sold or used in the United States.

“Licensed Patent” shall mean United States Patent Number 6,090,411 and patent rights with respect to Improvements, as well as rights to any other U.S. or foreign patents or foreign patent applications corresponding thereto, any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or additions thereof.

“Licensed Products” shall mean any product or part thereof in the Licensed Field of Use, the manufacture, use, sale, offer for sale, or importation of which (i) is covered by one or more claims of the Licensed Patent or (ii) utilizes an Improvement invented, conceived, made, developed, discovered, first reduced to practice or created by SCOLR prior to the Effective Date.

“Parties” shall mean both SCOLR and ADM, and the “Party” shall mean either of them.

“Qualified Offering” shall mean the sale of SCOLR’s capital stock in a transaction that results in net proceeds to SCOLR (after deduction of fees and expenses related to such offering) of not less than US$10,000,000.

“Territory” shall mean worldwide.

ARTICLE 2

GRANT OF LICENSE

2.1. SCOLR Licensed Patent. While this Agreement is in effect, and subject to the terms and conditions hereof, SCOLR hereby grants to ADM an exclusive, royalty-free license,

with the right to grant sublicenses, to manufacture, have manufactured on its behalf, use, sell and offer to sell the Licensed Products in the Territory. While this Agreement is in effect and ADM is performing its obligations hereunder, SCOLR shall not grant other licenses under the Licensed Patent in the Territory for the Licensed Field of Use or itself manufacture, have manufactured, use, sell, market, offer for sale or import Licensed Products in the Territory. All other rights are retained by and reserved to SCOLR.

2.2. Improvements. SCOLR shall promptly disclose to ADM any Improvements that are invented, conceived, made, developed, discovered, first reduced to practice or created by SCOLR, its employees or agents, during the term of this Agreement and that apply to Licensed Products. ADM shall have the option to obtain a license with respect to the Intellectual Property embodied in any such Improvements and any patents or patent applications therefor with respect to the Licensed Field of Use, and if ADM so exercises its option then the same shall come under this Agreement and be subject to the terms and provisions hereof. SCOLR may file for patent protection for any such Improvements as it sees fit at its cost. If SCOLR fails to pursue patent protection to the extent desired by ADM, and ADM exercises its option hereunder, then ADM may pursue such patent protection, at its cost, in the name of SCOLR after providing SCOLR with thirty (30) days advance written notice thereof and SCOLR failing to take such action itself during such period of time. Each Party shall provide cooperation to the other Party to execute any documents necessary to effectuate such patent protection. Notwithstanding the foregoing, SCOLR shall have no obligation to develop any Improvements or seek patent protection for any such Improvement.

2.3. Termination of Other Rights. Except as set forth in this Agreement, all other grants, licenses and other rights, including Intellectual Property rights, granted to ADM pursuant to the terms of the Existing Agreement are hereby terminated.

ARTICLE 3

PAYMENTS

In consideration for ADM agreeing to amend and restate the Existing Agreement on the terms hereof, which amendments include the termination of certain Intellectual Property rights previously granted by SCOLR to ADM, SCOLR hereby agrees to make the following payments to ADM:

3.1. Initial Payment. On the Effective Date, SCOLR shall pay US$200,000 to ADM by wire transfer of immediately available funds to an account to be designated by ADM.

3.2. Subsequent Payment. On the earlier of (i) the one year anniversary of the Effective Date, or (ii) the date on which SCOLR consummates a Qualified Offering, SCOLR shall pay US$250,000 to ADM by wire transfer of immediately available funds to an account to be designated by ADM.

3.3. Books and Records. ADM acknowledges that SCOLR has certain royalty obligations to third parties arising out of the Licensed Patent. Accordingly, ADM shall keep and retain, for not less than three (3) years, full, complete and accurate books of account and records relating to the manufacture, use and sale or other disposition of the Licensed Products by or for ADM in such detail as will enable SCOLR to evidence what royalties are payable to any such third party. Such books and records shall be consistent with ADM’s overall financial statements and in compliance with generally accepted accounting principles and practices in the United States, consistently applied. ADM shall, during business hours and upon reasonable notice, permit an independent accounting firm (retained by SCOLR) that has entered into a secrecy agreement reasonably acceptable to the parties access to such books and records for the sole purpose of verifying any such royalty obligations of SCOLR. The verification will take place at SCOLR’s expense.

ARTICLE 4

INFRINGEMENT

4.1 Notification. In the event that ADM or SCOLR has reason to believe that a third party is infringing upon the Licensed Patent, such party shall promptly notify the other party in writing of such alleged infringement.

4.2 Infringement Actions.

(a) Upon notification of potential infringement pursuant to Section 4.1, ADM shall have the option to enforce the Licensed Patent in the Licensed Field of Use itself or request SCOLR to enforce the Licensed Patent in the Licensed Field of Use. In the event ADM elects to enforce the Licensed Patent, the reasonable costs of such action shall be borne by ADM. In the event ADM elects to have SCOLR enforce the Licensed Patent, ADM shall provide SCOLR with written notice thereof, and to the extent deemed reasonably necessary by ADM, SCOLR shall commence an infringement action, in which event the reasonable costs of such action shall be borne equally by the Parties.

(b) Notwithstanding Section 4.2(a), SCOLR shall have the right (but not the obligation) to enforce the Licensed Patent in the Licensed Field of Use if ADM opts to enforce the Licensed Patent pursuant to Section 4.2(a) but, in the reasonable determination of SCOLR after not less than 30 days’ prior written notice to ADM, ADM has failed to take reasonable action to enforce the Licensed Patent. In the event that SCOLR elects to enforce the Licensed Patent, the reasonable costs of such action shall be borne by SCOLR.

(c) The benefits of any damages recovered from an action relating to enforcement of the Licensed Patent in the Licensed Field of Use (after each Party recovers any share of its costs of such action) shall be distributed to ADM.

(d) In any such infringement action, the Party commencing the action (the “Participating Party”) shall keep the other Party (the “Non-participating Party”) advised of the progress of the litigation and shall provide the Non-participating Party with drafts of the pleadings, discovery, motions, and briefs prior to filing for the Non-participating Party’s review and comment. In addition, the Participating Party shall consult with the Non-participating Party with regard to every material decision required to be made during the litigation. The

Participating Party shall adopt the Non-participating Party’s comments and recommendations during the litigation except to the extent they may materially impact the Participating Party’s commercial best interests, as determined by the Participating Party. In any such infringement action or claim brought, the Non-participating Party shall upon the Participating Party’s request, cooperate with the Participating Party in all respects, and make available to the Participating Party all relevant information and witnesses who are employees or within the control of the Non-participating Party. To the extent necessary, each Party agrees to be joined as a party in any litigation where it is an indispensable party.

ARTICLE 5

LIMITED WARRANTY AND INDEMNIFICATION

5.1. Limited Warranty.

(a) SCOLR represents and warrants to ADM as follows:

(i) SCOLR possesses the full legal right, authority and power to enter into this Agreement and to grant the licenses to ADM set forth herein;

(ii) SCOLR is not aware of any existing or threatened litigation against SCOLR concerning the Licensed Patent or Improvements;

(iii) SCOLR’s rights in the Licensed Patent are genuine and valid;

(iv) SCOLR has not granted any licenses to the Licensed Patent in the Licensed Field of Use (except for such licenses granted to ADM under the Existing Agreement, which are being amended and restated as set forth in this Agreement);

(v) the Licensed Patent is SCOLR’s only patent relating to Licensed Products, or SCOLR is the exclusive licensee or owner of patents and patent applications, relating to the Licensed Products; and

(vi) SCOLR has no actual knowledge of any material safety concerns with respect to the Licensed Products.

SCOLR DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE LICENSED PRODUCTS, THE IMPROVEMENTS, OR THE LICENSED PATENT. SCOLR HEREBY SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) ADM represents and warrants to SCOLR as follows:

(i) ADM possesses the full legal right, authority and power to enter into this Agreement and to consummate the transactions contemplated hereby; and

(ii) Except as set forth on Schedule I attached hereto (the “Disclosed Litigation”), to the Knowledge of ADM, there is no existing or threatened litigation concerning the Licensed Patent or Improvements or the products, inventions, patents and licenses granted to ADM under the terms of the Existing Agreement.

5.2. Survival of Prior Claims. The provisions of Sections 5.1, 5.2 and 5.3 of the Existing Agreement shall survive the amendment and restatement of the Existing Agreement pursuant to the terms of this Agreement. Accordingly, any claim for indemnification to which a Party would have been entitled pursuant to Article 5 of the Existing Agreement, including, but not limited to, any matter arising from the Disclosed Litigation (all such claims, a “Prior Claim”), shall remain in effect after the Effective Date to the same extent as if the Existing Agreement had never been amended and restated pursuant to the terms hereof, and such Prior Claims shall be subject to indemnification hereunder pursuant to the terms of Section 5.3 or Section 5.4 of this Agreement, as the case may be.

5.3. Indemnification by SCOLR. SCOLR shall defend, indemnify and hold harmless ADM and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, for purposes of this Section 5.3, an “Indemnitee”) from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by, any such Indemnitee arising from, relating to or otherwise in respect of (i) any breach of, or inaccuracy in, any representation or warranty of SCOLR contained in Section 5.1(a) hereof; (ii) any Prior Claim of ADM under the Existing Agreement; or (iii) the negligence or willful misconduct of SCOLR, its directors, officers, employees and agents.

5.4. Indemnification by ADM. ADM shall defend, indemnify and hold harmless SCOLR and its Affiliates and their respective directors, officers employees, agents, successors and assigns (each, for purposes of this Section 5.4, an “Indemnitee”) from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by any such Indemnitee arising from, relating to or otherwise in respect of (i) any breach of, or inaccuracy in, any representation or warranty of ADM contained in Section 5.1(b) hereof; (ii) the negligence or willful misconduct of ADM, its directors, officers, employees and agents; (iii) any Prior Claim of SCOLR under the Existing Agreement; or (iv) the manufacturing, marketing, sale or use of a Licensed Product, except to the extent attributable to the acts, omissions, breach of contract, negligence or willful misconduct of SCOLR, its directors, officers, employees or agents.

5.5. Indemnification Procedures. A Party that intends to claim indemnification under this Article 5 (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Claim in respect to which the Indemnified Party or any of its Affiliates intends to claim such indemnification. A delay in so notifying the Indemnifying Party will not relieve the Indemnifying Party from any obligation under this Article 5 unless, and then solely to the extent that, the Indemnifying Party is prejudiced by the delay. The Indemnified Party shall permit, and shall cause its Affiliates to permit, the Indemnifying Party, at its discretion, to defend and settle a third party Claim for which indemnification is sought at its expense and with legal counsel selected by it and reasonably acceptable to the Indemnified Party and agrees to the complete control of such defense or settlement by the Indemnifying Party; provided, however, that (a) the Indemnifying Party shall keep the Indemnified Party promptly and fully informed of the status of the Claim and its defense, and (b) the Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, except that the Indemnifying Party may settle such Claim or consent to the entry to a judgment with respect to a Claim without the consent of the Indemnified Party if that settlement or judgment involves only monetary damages or losses and does not adversely affect the Indemnified Party’s rights under this Agreement or otherwise or impose any obligations on the Indemnified Party not otherwise applicable to the Indemnified Party. No such third party Claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed, if the Indemnifying Party undertakes the defense of such Claim within a reasonable time after the Indemnified Party notifies the Indemnifying Party of the claim and, after undertaking such defense, the Indemnifying Party continues to diligently conduct the defense of the Claim. The Indemnified Party and its Affiliates shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any third party Claim. The Indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

ARTICLE 6

TERM; TERMINATION

6.1. Term. Unless otherwise terminated earlier as provided herein, the term of this Agreement shall commence on the Effective Date of this Agreement and shall end when the Licensed Patent has expired.

6.2. Termination. Notwithstanding any other provision herein to the contrary, this Agreement maybe terminated by either Party upon written notice to the other Party (a) in the event that the other Party breaches any of the terms of this Agreement and such breach is not remedied within a period of sixty (60) days after written notice is given by the non-breaching Party; provided, however, that if the breach may not be remedied within such cure period, this Agreement shall not terminate if the Party has diligently commenced efforts to cure the breach as soon as reasonably practicable and diligently pursues such efforts and this Agreement shall terminate if such breach is not remedied within one-hundred twenty (120) days thereafter; or (b) in the event that the other Party being for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors.

ARTICLE 7

PACKAGING, LABELS AND PROMOTIONAL ITEMS

All packaging, labels and promotional items used or associated with the Licensed Products shall be marked prominently with all patent notices and other marks required by the laws and regulations of each country in the Territory in which the same will be marketed, sold or used for marketing of patented items and which are necessary or appropriate to maintain the patent protection of the Licensed Patent or other Intellectual Property rights licensed pursuant to this Agreement. ADM shall obtain SCOLR’s written approval for all such packaging, labels and promotional items which include any trademark or logo owned by SCOLR prior to using the same in commerce, which approval shall not be unreasonably withheld or delayed. Subject to the foregoing, ADM shall be solely responsible for all packaging, labels and promotional items for the Licensed Products.

ARTICLE 8

PROTECTION OF PROPRIETARY RIGHTS

8.1. Acknowledgments and Obligations. ADM acknowledges that the Licensed Products, the Improvements and the Licensed Patent involve valuable Intellectual Property rights of SCOLR and its licensor. SCOLR and its licensor reserve all such Intellectual Property. ADM shall not infringe or violate, and shall take appropriate precautions for the protection of, such Intellectual Property. Without limiting the generality of the foregoing, ADM shall not apply for or attempt to obtain any Intellectual Property or other proprietary rights in the Licensed Products, the Improvements, the Licensed Patent, or any other item licensed pursuant to this Agreement. No title to or ownership of the Intellectual Property embodied in any Licensed Products, the Improvements, the Licensed Patent, or any other item licensed pursuant to this Agreement is transferred pursuant to or by virtue of this Agreement or any use by ADM of the Licensed Products, the Improvements, the Licensed Patent, or any other item licensed pursuant to this Agreement.

ARTICLE 9

ASSIGNMENT

9.1. Permitted Assignment Only. Neither this Agreement nor the licenses granted herein may be assigned by either of the Parties without the prior written consent of the other Party, except, however, (i) SCOLR may assign this Agreement to a third party acquiring the entire business or substantially all of the assets of SCOLR provided SCOLR also assigns to that party all of its rights to the Improvements and Licensed Patent within the Licensed Field of Use and SCOLR provides ADM with written notice thereof on or before the effective date of such assignment; (ii) ADM may assign this Agreement and the licenses granted herein to an Affiliate or to a third party acquiring the entire business or substantially all of the assets of ADM to which this Agreement pertains, provided that at the time of the assignment, the assignability of this Agreement will not adversely affect SCOLR’s rights under the terms of this Agreement, and provided ADM provides SCOLR with written notice thereof on or before the effective date of such assignment. Any purported assignment or transfer in violation of this provision shall be null and void.

9.2. Successors and Assigns. In the event of a permitted assignment, this Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors and legal assigns.

ARTICLE 10

DISPUTES; ARBITRATION

Any dispute, questions, or differences relating to this Agreement, (collectively “Disagreements”) shall be settled, if possible, amicably between the Parties. Any Disagreements, if not settled by the parties within fifteen (15) days from the date the disagreement arises, shall be considered a dispute (“Dispute”), and shall be referred to an executive from each of ADM and SCOLR who have authority to settle the Dispute. If any such Dispute which has not been resolved by such executives within thirty (30) days after the date it was first referred to them, ADM and SCOLR shall proceed to binding arbitration in accordance with this Article.

(i) The arbitration shall be held in Chicago, Illinois if either Party demands arbitration.

(ii) The arbitration shall be conducted by three (3) arbitrators in accordance with the Rules of the American Arbitration Association, except as expressly set forth herein. Each Parry shall promptly select an arbitrator, and those two arbitrators shall select the third arbitrator. The Parties may agree to a single arbitrator in lieu of a panel of three arbitrators.

(iii) The arbitration shall be conducted in English, and all written submissions shall be in English.

(iv) The Parties agree that the decision of the arbitrators shall be final and binding on the Parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(v) The Parties agree that the prevailing party in any arbitration shall be entitled to recover its costs of the arbitration including its reasonable attorneys’ fees from the losing party and that such recovery will be part of the arbitration award.

(vi) The Parties agree that all discovery and all arbitration hearings associated with a particular Dispute shall be completed within six (6) months from the date the Dispute was first referred to arbitration.

Notwithstanding the foregoing, the provisions of this paragraph shall apply to any Dispute regarding the amount of money payable by one Party to the other. In the case of such a Dispute, the Party desiring to invoke arbitration shall, prior to invoking the arbitration procedure of this Article 10, tender to the other Party a figure which is designated as that Party’s offer for agreement (“Offer of Agreement”). The other Party shall, within thirty (30) days thereafter, tender its own Offer of Agreement. Within fifteen (15) days following such second tender of an Offer of Agreement each Party shall tender to the other a figure which is designated as the Party’s final offer (“Final Offer”). Each tender of an Offer of Agreement or Final Offer shall be accompanied by supporting documents. If the Parties fail to reach agreement within ten (10) days following tender of the Final Offers, then either Party may invoke the arbitration procedure of this paragraph; provided that in that event (i) the matter at issue shall be submitted for determination to a single arbitrator having demonstrated expertise in establishing the monetary amount at issue, (ii) each Party shall deliver to the arbitrator a copy of that Party’s Final Offer and supporting documents, and (iii) the arbitrator shall choose one of the Final Offers as the resolution of the Dispute.

Notwithstanding anything to the contrary herein, either Party ma pursue claims for injunctive relief and specific performance directly by commencing an action in any court of competent jurisdiction, without first having to resort to the dispute resolution or arbitration mechanism provided above.

Except for (i) an action to enforce payment of an amount that is not in dispute by either Party, or (ii) an action to seek injunctive relief to prevent or stay a breach of this Agreement, or (iii) any action necessary to enforce the award of the arbitrators, the Parties agree that the provisions of this Article 10 shall be a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

ARTICLE 11

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Illinois, U.S.A., without regard to conflicts of law principles.

ARTICLE 12

FORCE MAJEURE

In the event of the intervention of a Force Majeure, which term shall include, without limitation, strikes, labor disturbances, lockouts, riots, epidemics, quarantines, wars or conditions of war, actions, inaction or regulations of any government, fires, acts of terrorists, insurrections, embargoes or trade restrictions, natural disasters or any other reasons beyond a Party’s control, the Party affected by the Force Majeure shall use commercially reasonable efforts to comply with the Agreement. In the case that such commercially reasonable efforts fail or are futile, such Party shall not be responsible for delays or a failure to perform under this Agreement caused by a Force Majeure; provided, however, that any payment obligations of ADM shall not be affected or excused by such Force Majeure.

In the event that either Party shall incur a delay in delivery or performance for a reason permitted by this Article, that Party shall notify the other Party within fifteen (15) days from the date of the actual occurrence of the cause for such delay.

ARTICLE 13

NOTICES

All notices, requests and other communication hereunder shall be in writing and sent by facsimile with confirmation sent by courier requiring acknowledgment of receipt by the respective Parties as follows:

To SCOLR:	SCOLR Pharma, Inc. 3625 132 Avenue SE Suite 400 Bellevue, Washington 98006 Attn: Daniel O. Wilds, Chief Executive Officer Telephone: 425-373-0171 Facsimile: 425-373-0181

with copy to:	SCOLR Pharma, Inc. 3625 132 Avenue SE Suite 400 Bellevue, Washington 98006 Attn: Alan M. Mitchel, Sr. VP Business & Legal Affairs, Chief Legal Officer Telephone: 425-373-0171 Facsimile: 425-373-0181

To ADM:	Archer-Daniels-Midland Company 4666 Faries Parkway Decatur, Illinois 62526 Attn: President, ADM Natural Health & Nutrition Telephone: 217-451-4019 Facsimile: 217-362-8166

with copy to:	Archer-Daniels-Midland Company 4666 Faries Parkway Decatur, Illinois 62526 Attn: General Counsel Telephone: 217-424-5200 Facsimile: 217-451-6196

Either Party may change the registered address to which such notice should be sent by giving written notice to the other Party.

ARTICLE 14

MISCELLANEOUS

14.1. Integration; Entire Agreement. This Agreement contains the entire agreement of the Parties concerning the subject matter hereof and supersedes all prior written and oral agreements, understandings and negotiations, including without limitation, the Existing Agreement, with regard to the subject matter contained herein.

14.2. Amendments. This Agreement, including this provision, may not be amended without a written instrument signed by duly authorized representatives of both Parties.

14.3. Severability. In the event that any part of this Agreement is adjudicated to be invalid or unenforceable because it contravenes any applicable law or regulation, the parties shall perform this Agreement in accordance with their original intentions as set forth herein, corresponding as closely as possible to the invalid or unenforceable part insofar as it is still valid under such law or regulation and reflects the original intention of the Parties. The validity of the remaining permissible portions of this Agreement shall remain unaffected thereby.

14.4. Waiver/Cumulative Rights. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. All rights and remedies which a Party may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy.

14.5. Survival. The provisions of Article 5 shall survive expiration or termination of this Agreement with respect to any action already commenced prior to the expiration or termination of this Agreement. The provisions of Article 10 through Article 14 shall survive expiration or termination of this Agreement indefinitely.

14.6. No Joint Venture or Partnership Relationship. Nothing contained in or relating to this Agreement is or shall be deemed to constitute a joint venture, partnership, franchise or agency relationship between any of the Parties hereto and no Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party.

14.7. Attorneys Fees and Costs. The prevailing party in any dispute under this Agreement shall be entitled to recover from other party its reasonable attorney’s fees and costs.

14.8. Authorized Execution. The individuals signing below each represent and warrant that (a) they are authorized to execute this Agreement for and on behalf of the party for whom they are signing, (b) such party shall be bound in all respects hereby, and (c) such execution presents no conflict with any other agreement of such party.

14.9. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement.

14.10. Further Assurance. Each party agrees to execute and deliver such other and further documents and instruments as may be necessary to effectuate the intent and purposes of this Agreement upon request by the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Exclusive Patent License Agreement to be executed by their duly authorized representative as of the day and year above written.

SCOLR PHARMA, INC.

By:	/s/ Daniel O. Wilds
Name:	Daniel O. Wilds
Title:	President & CEO
Date:	August 10, 2006

ARCHER DANIELS MIDLAND COMPANY

By:	/s/ Janice K. Binger
Name:	Janice K. Binger
Title:	V.P., Natural Health & Nutrition
Date:	August 10, 2006

EXHIBIT 1

Novasoy components

	Minimum %	Maximum %	Average %
Total isoflavones	20	70	40
Total Saponins (Types A&B)	9	25	15
Protein	5	20	8
Fat	<1	2	<1
Other soy components	5	40	30

SCHEDULE I

DISCLOSED LITIGATION

Existing and/or threatened litigation against Huebner by Alsitan and VSW.

Existing and/or threatened litigation against Salus Haus by Alsitan.